Attachment A

Expense Limitation

(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Expense Limited Period Ends
Balanced Income Fund	Class A 1.15% Advisor Class 0.82% Institutional Class 0.69%	January 31, 2019

Attachment A amended: January 31, 2018

FIRST INVESTORS INCOME FUNDS

By:	/s/ Joseph I. Benedek

Name:	Joseph I. Benedek
Title:	Treasurer

FORESTERS INVESTMENT MANAGEMENT
COMPANY, INC.

By:	/s/ Clark Wagner

Name:	Clark Wagner
Title:	President

FORESTERS INVESTOR SERVICES, INC.

By:	/s/ Greg Walter

Name:	Greg Walter
Title:	Senior Vice President